Exhibit 99.1

News Release

Contact:	David Amy, EVP & Chief Financial Officer
Lucy Rutishauser, VP-Corporate Finance & Treasurer
(410) 568-1500

SINCLAIR REPORTS 33% INCREASE IN DILUTED EARNINGS PER SHARE IN THIRD QUARTER 2012; DECLARES $1.00 SPECIAL DIVIDEND AND $0.15 QUARTERLY DIVIDEND PER SHARE

    BALTIMORE (November 1, 2012) -- Sinclair Broadcast Group, Inc. (Nasdaq: SBGI), the “Company” or “Sinclair,” today reported financial results for the three months and nine months ended September 30, 2012.

    “We are very pleased with our results for the third quarter, which were driven by increased advertising spending by the political and automotive categories, as well as higher retransmission revenues,” commented David Smith, President and CEO of Sinclair.  “Despite increased demand for air-time by politicians and political action groups, the core business showed solid growth.  On a same station basis, excluding political, net broadcast revenues grew 6.9% in the third quarter.”

    “We continue to reinvest in the Company’s long term growth, having recently entered into an agreement to buy the non-license assets of KBTV, the FOX affiliate in the Beaumont/Port Arthur, Texas market, where we also own the CBS station.  We also entered into an agreement to sell our ABC station, WLAJ, in Lansing, Michigan as part of our on-going portfolio evaluation in which we identify pockets of opportunity as well as non-strategic markets.”

    Mr. Smith continued, “In an extraordinary, value-creation action and in anticipation of a potential increase in dividend tax rates in 2013, the Board of Directors decided to return approximately $81.2 million of value to our shareholders in the form of a $1.00 per share special cash dividend, in addition to our regular $0.15 per share quarterly dividend.”

Financial Results:

     “Discontinued Operations” accounting has been adopted in the financial statements for all periods presented in this press release for the sale of WLAJ-TV, our ABC affiliate in Lansing, Michigan, which is expected to be sold in the fourth quarter 2012/first quarter 2013.  As such, the results from operations, net of related income taxes, have been reclassified from income from continuing operations and reflected as net income from discontinued operations.  Prior current year amounts have been reclassified to conform to current year GAAP presentation.

    Net broadcast revenues from continuing operations were $226.4 million for the three months ended September 30, 2012, an increase of 49.0% versus the prior year period result of $151.9 million.  The Company had operating income of $78.6 million in the three-month period, as compared to operating income of $52.4 million in the prior year period.  Net income attributable to the Company was $26.2 million in the three-month period, versus net income of $19.2 million in the prior year period.

    The Company reported diluted earnings per common share of $0.32 for the three-month period ended September 30, 2012 versus diluted earnings per common share of $0.24 in the prior year period. Excluding $3.4 million in one-time expenses related to the Company’s amendment of its bank credit facility, net of taxes, diluted earnings per share would have been $0.36 in the third quarter 2012.

    Net broadcast revenues from continuing operations were $637.6 million for the nine months ended September 30, 2012, an increase of 36.5% versus the prior year period result of $467.2 million.  The Company had operating income of $210.2 million in the nine-month period, as compared to operating income of $162.1 million in the prior year period.  Net income attributable to the Company was $85.7 million in the nine-month period, versus net income of $53.1 million in the prior year period.

    The Company reported diluted earnings per common share of $1.05 in the nine-month period ended September 30, 2012 versus diluted earnings per common share of $0.66 in the prior year period.

Operating Statistics and Income Statement Highlights:

•                  Political revenues were $27.8 million in the third quarter 2012, versus $2.4 million in third quarter 2011.

•                  Local net broadcast revenues, which include local time sales, retransmission revenues, and other broadcast revenues, were up 34.5% in the third quarter 2012, while national net broadcast revenues, which include national time sales and other national broadcast revenues, were up 96.8% versus the third quarter 2011.  Excluding political revenues, local net broadcast revenues were up 33.0% and national net broadcast revenues were up 32.2% in the third quarter 2012.  On a same station basis, excluding political revenues, local net broadcast revenues were up 7.3% and national net broadcast revenues were up 2.4%.

•                  Advertising categories, on a same station basis, that reported the largest spending increases in the third quarter 2012, as compared to the same period last year, were automotive, which was up 12.2%, direct response, and telecommunications.  The increased demand for commercial air time by political candidates, political action committees and issue-related organizations resulted in spending decreases in many of the Company’s regular advertising categories.  Among these were services, schools, fast food, media, and restaurants.  We expect this trend to continue through the November 6, 2012 election day as political advertising reaches historic levels.

•                  In August, the Company entered into an agreement to purchase the non-license assets of KBTV-TV (FOX) in the Beaumont/Port Arthur, TX market for $12.5 million from Nexstar Broadcasting Group, Inc.  The transaction is expected to close in the fourth quarter 2012, subject to FCC approval and closing conditions.

•                  In October, the Company entered into an agreement to sell the assets of WLAJ-TV (ABC) in Lansing, Michigan to Shield Media for $14.4 million.  The transaction is expected to close in the fourth quarter 2012 or first quarter 2013, subject to FCC approval and closing conditions.

•                  In August, the Company entered into a multi-year retransmission consent agreement with DISH Network.

Balance Sheet and Cash Flow Highlights:

•                  Debt on the balance sheet, net of $44.6 million in cash and cash equivalents, was $1,682.2 million at September 30, 2012 versus net debt of $1,697.3 million at June 30, 2012.

•                  In October, the Company closed on the issuance of $500.0 million in 6.125% Senior Notes due 2022, the proceeds of which are intended to be used primarily to fund pending acquisitions expected to close in December 2012.

•                  As of September 30, 2012, 52.3 million Class A common shares and 28.9 million Class B common shares were outstanding, for a total of 81.2 million common shares outstanding.

•                  On September 14, 2012, the Company paid a $0.15 per share quarterly cash dividend to its shareholders.

•                  In the third quarter, the Company made a $41.3 million cash escrow deposit related to the previously announced agreement to purchase six of the Newport television stations, and a $1.4 million cash escrow deposit related to the purchase of KBTV.

•                  Capital expenditures in the third quarter 2012 were $11.7 million.

•                  Program contract payments for continuing operations were $17.2 million in the third quarter 2012.

Notes:

    Presentation of financial information for the prior year has been reclassified to conform to the presentation of generally accepted accounting principles for the current year.

    The management fees associated with the Freedom Communications (“Freedom”) local marketing agreement, which was terminated April 1, 2012 upon acquisition, are reflected in other net broadcast revenues.

Forward-Looking Statements:

    The matters discussed in this news release, particularly those in the section labeled “Outlook,” include forward-looking statements regarding, among other things, future operating results.  When used in this news release, the words “outlook,” “intends to,” “believes,” “anticipates,” “expects,” “achieves,” and similar expressions are intended to identify forward-looking statements.  Such statements are subject to a number of risks and uncertainties.  Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including and in addition to the assumptions identified in this release, but not limited to, the impact of changes in national and regional economies, the volatility in the U.S. and global economies and financial credit markets which impact our ability to forecast, our ability to integrate acquired businesses and maximize operating synergies, our ability to obtain necessary governmental approvals for announced acquisitions, successful execution of outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market’s acceptance of new programming and performance of, the CW Television Network and MyNetworkTV programming, our news share strategy, our local sales initiatives, the execution of retransmission consent agreements, our ability to identify and consummate investments in attractive non-television assets and to achieve anticipated returns on those investments once consummated, and any other risk factors set forth in the Company’s most recent reports on Form 10-Q, Form 10-K and Form 8-K, as filed with the Securities and Exchange Commission.  There can be no assurances that the assumptions and other factors referred to in this release will occur.  The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements except as required by law.

Outlook:

    In accordance with Regulation FD, Sinclair is providing public dissemination through this news release of its expectations for certain components of its fourth quarter 2012 and full year 2012 financial performance.  The Company assumes no obligation to update its expectations.  All matters discussed in this “Outlook” section are forward-looking and, as such, readers should not place any undue reliance on this information and should refer to the “Forward-Looking Statements” section above.

    All line items in this “Outlook” section include full-year expectations for the stations acquired from Four Points Media, nine-month expectations for the stations acquired from Freedom, and a December 1, 2012 closing on WTTA.  The outlook for the results of operation of WLAJ in Lansing is excluded from the individual outlook line items below.  The outlook does not include results for the Newport or KBTV acquisitions.

    “We have many reasons to be very excited about the state of our Company,” commented David Amy, EVP and CFO.  “Among them, political ad spending on our stations for this year is expected to reach a historic $98.2 million.  On a pro forma basis, compared to 2008, that would represent an 82% increase.  In addition, sales of new autos in the U.S. continue to increase, which is leading to higher advertising revenues in this, our largest category.  For the fall season, our solid syndicated programs such as ‘Family Feud’ and ‘Big Bang Theory,’ as wells as newly added shows such as ‘Wheel of Fortune’ and ‘Jeopardy’ are expected to help drive key dayparts in the back half of 2012 and for 2013.  We believe the strength of our fundamentals and the contributions from our acquisitions will add to our strong competitive position as we enter next year.”

•                  The Company expects fourth quarter 2012 station net broadcast revenues from continuing operations, before barter, to be approximately $268.1 million to $270.1 million, up 48.3% to 49.4% as compared to fourth quarter 2011 net broadcast revenues of $180.8 million.  This assumes approximately $54.0 million to $56.0 million in political revenues in the fourth quarter 2012 as compared to $4.1 million in fourth quarter 2011.  The 2012 fourth quarter net broadcast revenue estimates assume $59.8 million related to the acquisitions.  Excluding the acquisitions, same station net broadcast revenues are estimated to be up 20.4% to 21.5%, and flat excluding political.

•                  The Company expects barter revenue to be approximately $22.5 million in the fourth quarter 2012.

•                  The Company expects barter expense to be approximately $22.5 million in the fourth quarter 2012.

•                  The Company expects continuing operations station production expenses and station selling, general and administrative expenses (together, “television expenses”), before barter expense, to be approximately $112.7 million in the fourth quarter and $419.7 million for 2012, as compared to the 2011 actuals of $83.7 million and $302.6 million for the fourth quarter and year, respectively.  The 2012 estimates assume $26.3 million and $91.2 million related to the acquisitions for the quarter and year, respectively.  As previously disclosed, also included in the 2012 full year estimate is $5.2 million of corporate expense allocated to all of our television stations.  The 2012 expense forecast includes $1.6 million of stock-based compensation expense for the year, as compared to $1.3 million for 2011.  Excluding the acquisitions, corporate expense allocation and stock-based compensation, same station TV operating expenses are expected to be up 11.8% and 9.6% in the fourth quarter and full year 2012, respectively.

•                  The Company expects program contract amortization expense to be approximately $18.1 million in the fourth quarter and $62.3 million for 2012, as compared to the 2011 actuals of $14.0 million and $52.1 million for the quarter and year, respectively.  The 2012 estimates assume $2.1 million and $7.1 million for the quarter and year respectively, related to the acquisitions.

•                  The Company expects program contract payments to be approximately $17.9 million in the fourth quarter and $70.2 million for 2012, as compared to the 2011 actuals of $14.6 million and $67.3 million for the quarter and year, respectively.  The 2012 estimates assume $2.6 million and $8.4 million for the quarter and year respectively, related to the acquisitions.

•                  The Company expects corporate overhead to be approximately $8.4 million in the fourth quarter and $33.6 million for 2012, as compared to the 2011 actuals of $6.8 million and $28.3 million for the quarter and year, respectively.  This assumes $5.2 million of corporate overhead being allocated to television station expenses for full year 2012, and includes $3.6 million of stock-based compensation expense for 2012 as compared to $3.5 million for 2011.

•                  The Company expects other operating division revenues less other operating division expenses to be $2.1 million of income in the fourth quarter and $7.6 million of income for 2012 (assuming current equity interests), as compared to the 2011 actuals of a $0.9 million loss in the quarter and $5.0 million of income for the year.

•                  The Company expects depreciation on property and equipment to be approximately $12.7 million in the fourth quarter and $47.4 million for 2012 (assuming the capital expenditure assumptions below), as compared to the 2011 actuals of $9.4 million and $32.9 million for the quarter and year, respectively.  The 2012 estimates assume $5.0 million and $17.3 million for the quarter and year respectively, related to the acquisitions.

•                  The Company expects amortization of acquired intangibles to be approximately $10.7 million in the fourth quarter and $37.4 million for 2012, as compared to the 2011 actuals of $4.4 million and $18.2 million for the quarter and year, respectively.  The 2012 estimates assume $4.0 million and $13.5 million for the quarter and year respectively, related to the acquisitions.

•                  The Company expects net interest expense to be approximately $36.8 million in the fourth quarter and $128.7 million for 2012 (approximately $117.8 million on a cash basis), assuming no changes in the current interest rate yield curve or changes in debt levels based on the assumptions discussed in this “Outlook” section, and the issuance of the $500 million 6.125% Senior Notes on October 12, 2012.  This compares to the 2011 actuals of $27.5 million and $106.0 million ($96.9 million on a cash basis) for the fourth quarter and year, respectively.

•                  The Company expects a current tax provision from continuing operations of approximately $16.7 million and $59.4 million in the fourth quarter and for the full year 2012, respectively, based on the assumptions discussed in this “Outlook” section.  The Company expects the effective tax rate to be approximately 36.3% and 34.1% for the fourth quarter and 2012, respectively.

•                  The Company expects to spend approximately $14.8 million in capital expenditures in the fourth quarter and approximately $45.0 million for 2012.

Sinclair Conference Call:

The senior management of Sinclair will hold a conference call to discuss its third quarter 2012 results on Thursday, November 1, 2012, at 8:30 a.m. ET.  After the call, an audio replay will be available at www.sbgi.net under “Investor Information/Earnings Webcast.”  The press and the public will be welcome on the call in a listen-only mode.  The dial-in number is (877) 407-9205.

About Sinclair:

Sinclair Broadcast Group, Inc., the largest and one of the most diversified television broadcasting companies, owns and operates, programs or provides sales services to 74 television stations in 45 markets.  Sinclair’s television portfolio consists of 20 FOX, 18 MNT, 14 CW, 11 ABC, 9 CBS, 1 NBC, and 1 Azteca station.  Sinclair’s television group reaches approximately 26.3% of U.S. television households and is affiliated with all major networks.  Pro forma for the announced transactions, Sinclair will own 83 television stations in 46 markets, reaching 27.1% of the U.S. households. Sinclair owns equity interests in various non-broadcast related companies.  The Company regularly uses its website as a key source of Company information and can be accessed at www.sbgi.net.

Sinclair Broadcast Group, Inc. and Subsidiaries

Preliminary Unaudited Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
REVENUES:
Station broadcast revenues, net of agency commissions	$226,377	$151,875	$637,553	$467,206
Revenues realized from station barter arrangements	21,600	17,512	60,655	53,232
Other operating divisions revenues	12,512	11,655	38,609	32,073
Total revenues	260,489	181,042	736,817	552,511
OPERATING EXPENSES:
Station production expenses	61,967	41,493	185,247	126,755
Station selling, general and administrative expenses	43,604	31,341	121,776	92,095
Expenses recognized from station barter arrangements	19,693	15,815	55,645	48,073
Amortization of program contract costs and net realizable value adjustments	14,495	12,833	44,197	38,117
Other operating divisions expenses	10,372	9,369	33,165	26,102
Depreciation of property and equipment	12,846	7,602	34,684	23,523
Corporate general and administrative expenses	8,286	5,789	25,166	21,526
Amortization of definite-lived intangible and other assets	10,669	4,393	26,694	14,201
Total operating expenses	181,932	128,635	526,574	390,392
Operating income	78,557	52,407	210,243	162,119
OTHER INCOME (EXPENSE):
Interest expense and amortization of debt discount and deferred financing costs	(35,294)	(24,463)	(92,001)	(78,564)
Loss from extinguishment of debt	—	(117)	(335)	(4,519)
Income from equity and cost method investments	1,919	2,080	8,343	2,906
Other income, net	547	409	1,733	2,994
Total other expense	(32,828)	(22,091)	(82,260)	(77,183)
Income from continuing operations before income taxes	45,729	30,316	127,983	84,936
INCOME TAX PROVISION	(19,153)	(10,875)	(42,211)	(31,701)
Income from continuing operations	26,576	19,441	85,772	53,235
DISCONTINUED OPERATIONS:
Loss from discontinued operations, includes income tax (benefit) provision of $(24), $110, $194 and $366, respectively	(224)	(110)	(214)	(300)
NET INCOME	26,352	19,331	85,558	52,935
Net (income) loss attributable to the noncontrolling interests	(107)	(93)	106	161
NET INCOME ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP	$26,245	$19,238	$85,664	$53,096
Dividends declared per share	$0.15	$0.12	$0.39	$0.36

EARNINGS PER COMMON SHARE ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP:
Basic earnings per share from continuing operations	$0.33	$0.24	$1.06	$0.66
Basic earnings per share	$0.33	$0.24	$1.06	$0.66
Diluted earnings per share from continuing operations	$0.33	$0.24	$1.06	$0.66
Diluted earnings per share	$0.32	$0.24	$1.05	$0.66
Weighted average common shares outstanding	81,081	80,764	80,990	80,623
Weighted average common and common equivalent shares outstanding	81,379	81,068	81,267	80,930

AMOUNTS ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP COMMON SHAREHOLDERS:
Income from continuing operations, net of tax	$26,469	$19,348	$85,878	$53,396
Loss from discontinued operations, net of tax	(224)	(110)	(214)	(300)
Net income	$26,245	$19,238	$85,664	$53,096

Preliminary Unaudited Consolidated Historical Selected Balance Sheet Data:

(In thousands)

	September 30, 2012	June 30, 2012
Cash & cash equivalents	$44,625	$31,078
Total current assets	289,158	244,106
Total long term assets	1,956,378	1,916,135
Total assets	$2,245,536	2,160,241

Current portion of debt	47,871	45,630
Total current liabilities	303,238	231,778
Long term portion of debt	1,678,918	1,682,701
Total long term liabilities	1,994,682	1,994,745
Total liabilities	2,297,920	2,226,523

Total stockholders’ deficit	(52,384)	(66,282)
Total liabilities & stockholders’ deficit	$2,245,536	$2,160,241

Unaudited Consolidated Historical Selected Statement of Cash Flows Data:

(In thousands)

	Three Months Ended September 30,	Nine Months Ended September 30,
	2012	2012
Net cash flow from operating activities	$83,029	$163,304
Net cash flow used in investing activities	(52,867)	(609,263)
Net cash flow (used) from financing activities	(16,615)	477,617

Net increase in cash & cash equivalents	13,547	31,658
Cash & cash equivalents, beginning of period	31,078	12,967
Cash & cash equivalents, end of period	$44,625	$44,625